Exhibit 99.1

Spherix Receives Shareholder Approval for Acquisition of 224 Patents held by North South Holdings

North South’s 224 U.S. patents to be acquired include pending lawsuits against T-Mobile and others.  Closing Is Expected Early September 2013

TYSONS CORNER, VA--(Marketwired - Aug 19, 2013) - Spherix Incorporated (NASDAQ: SPEX) (“Spherix” or the “Company”) -- an intellectual property development company today announced that it has received shareholder approval to acquire North South Holdings.  Shareholders voted to ratify the Plan of Merger between the parties, pursuant to an Agreement and Plan of Merger dated as of April 2, 2013.  Closing is subject to expiration of the statutory 20 calendar day period from mailing, which will expire September 2, 2013.

North South Holdings owns a patent portfolio consisting of 224 patents in the fields of wireless communications, satellite, solar, radio frequency and pharmaceutical distribution.  North South is already managing its patent portfolio and has filed patent infringement litigation against T-Mobile USA and two lawsuits related to pharmaceutical distribution.  North South’s portfolio adds both breath and scope to the group of patents in the mobile communication sector recently acquired from Rockstar Consortium.

“We are pleased that our stockholders recognize the value and merits of our acquisition of North South Holdings.” said Harvey Kesner, Interim Chief Executive Officer, Spherix. “The combination of North South’s patent portfolio complements the suite of patents recently acquired from Rockstar Consortium and strengthens the platform on which we will continue to establish a robust presence in patent monetization and commercialization.”

About Spherix

Spherix Incorporated was launched in 1967 as a scientific research company. Spherix presently offers a diversified commercialization platform for protected technologies. The company continues to work on life sciences and drug development and presently is exploring opportunities in nutritional supplement products relying on its D-Tagatose natural sweetener as a GRAS ingredient. Spherix is committed to advancing innovation by active participation in all areas of the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation. Through its recently announced acquisition of several hundred patents Spherix intends to expand its activities in wireless communications and telecommunication sectors including antenna technology, Wi-Fi, base station functionality, and cellular.  No assurance can be given that the Company’s patents or efforts seeking to license or enforce any patents will be successful, generate income or result in profits for the Company.

About North South Holdings Inc.

North South Holdings Inc. was formed on November 9, 2012 to seek business opportunities in which to acquire patents from various entities and monetize those patents through sales, litigation or licensing.  North South owns a patent portfolio consisting of 222 U.S. patents in the fields of wireless communications, satellite, solar and radio frequency, as well as, 2 U.S. patents in pharmaceutical technology.  North South recently entered into an agreement to be acquired by Spherix Incorporated (NASDAQ: SPEX).

Forward Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:
Investor Relations
Phone: (703) 992-9325
Email: info@spherix.com